UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 4, 2008

TARRANT APPAREL GROUP
(Exact Name of Registrant as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	0-26006 (Commission File Number)	95-4181026 (I.R.S. Employer Identification No.)

3151 East Washington Boulevard Los Angeles, California (Address of Principal Executive Offices)	90023 (Zip Code)

(323) 780-8250
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

        On September 4, 2008, at the Tarrant Apparel Group special meeting of shareholders, our shareholders approved an amendment to our articles of incorporation to effect a reverse stock split of our outstanding common stock at a ratio within a range of 1-for-1.5 to 1-for-4. As a result, our Board of Directors now has the discretion to determine, within 12 months, whether to implement the reverse stock split and the exact amount of the reverse stock split within the approved range if implemented. There were 30,543,763 shares entitled to vote at the special meeting, and 25,059,856 shares (approximately 82%) were represented at the meeting in person or by proxy. The proposal was approved by a vote of 21,744,085 shares (87% of those voting), with 3,313,771 shares (13% of those voting) voting against the proposal and 2,000 shares (less than 1%) abstaining.

        The purpose for seeking shareholder approval of the reverse stock split was to provide our Board of Directors with the ability to increase the market price per share of our common stock above $1.00 in order to maintain the listing of our common stock on the Nasdaq Global Market.

        As previously disclosed, on April 2, 2008, we received a notice from The Nasdaq Stock Market LLC advising us that for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Global Market pursuant to Marketplace Rule 4450(a)(5). We have 180 calendar days (until September 29, 2008) to regain compliance with the minimum closing bid price requirement. If we do not regain compliance with the minimum bid closing price requirement within the grace period, Nasdaq will notify us that our securities will be delisted. In that event and at that time, we may appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel. We expect that an effect of the reverse stock split will be an immediate increase in the price per share of our common stock above $1.00.

        As also previously disclosed, Gerard Guez and Todd Kay, our founders, executive officers and directors, announced to our Board of Directors their intention to acquire all of the outstanding publicly held shares of our common stock for cash in a going private transaction. The proposed going private transaction remains pending and is being reviewed by the Special Committee of our Board of Directors.

        Since our common stock continues to trade below $1.00 per share, we expect to receive a delisting notice from Nasdaq on or around September 29, 2008. At that time, our intent is to appeal Nasdaq’s delisting determination and submit a plan of compliance to the Nasdaq Listing Qualifications Panel. In our appeal, we anticipate requesting an additional period of time so that we may determine whether the proposed going private transaction will be completed before having to implement the reverse stock split. If it is determined that the going private transaction will not be completed, we intend to implement the reverse stock split as soon as possible in order maintain listing on the Nasdaq Global Market. There is no assurance that the Listing Qualification Panel will accept our appeal. Further, there can be no assurance that if the reverse stock split is implemented the price per share of our common stock after the reverse stock split will increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or will increase at all, or that the market price of the common stock immediately after the reverse stock split will be maintained for any period of time.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2008	TARRANT APPAREL GROUP By: /s/ Patrick Chow Patrick Chow, Chief Financial Officer